SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934

                                [Amendment No.      ]

          Filed by the Registrant  [x]

          Filed by a Party other than the Registrant  [ ]

          Check the appropriate box:

          [ ] Preliminary Proxy Statement

          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

          [X] Definitive Proxy Statement

          [ ] Definitive Additional Materials

          [ ] Soliciting Material Pursuant to   240.14a-11(c) or
              240.14a-12

                          InterContinental Life Corporation
                   (Name of Registrant as Specified in Its Charter)

                          InterContinental Life Corporation
                     (Name of Persons(s) Filing Proxy Statement)

          Payment of Filing Fee (Check the appropriate box):

          [x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

               1) Title of each class of securities to which transaction applies:

               2.) Aggregate number of securities to which transaction applies:

               3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               4.)  Proposed maximum aggregate value of transaction:

               5.)  Total fee paid:

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1.)  Amount Previously Paid:
               2.)  Form Schedule or Registration Statement No.:
               3.)  Filing Party:
               4.)  Date Filed:


                                         ILCO

                          InterContinental Life Corporation
                   Austin Centre, 701 Brazos, Austin, Texas  78701

          Dear Shareholder:

          You are invited to attend the Annual Meeting of Shareholders of InterContinental Life Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 21, 1996, at 10:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

          We appreciate your support and cooperation in returning the enclosed proxy.

                                        Cordially,

                                        Roy F. Mitte
                                        Chairman, President and Chief
                                        Executive Officer

                          InterContinental Life Corporation
                   Austin Centre, 701 Brazos, Austin, Texas  78701

                               NOTICE OF ANNUAL MEETING
                               TO BE HELD MAY 21, 1996

          Notice is hereby given that the Annual Meeting of Shareholders of InterContinental Life Corporation will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 21, 1996 at 10:00 a.m. local time to consider and act upon:

               1.   The election of eleven Directors for the ensuing year.

               2. Such other business that may properly come before the meeting or any adjournment thereof.

          Only those Shareholders of record at the close of business on March 29, 1996 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

          We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if Shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

          April 19, 1996

                                             By Order of the Board
                                             of Directors

                                             Eugene E. Payne
                                             Secretary

                                 PROXY STATEMENT FOR
                            ANNUAL MEETING OF SHAREHOLDERS
                                          OF
                          InterContinental Life Corporation
                  701 Brazos   Austin Centre   Austin, Texas   78701

               This Proxy is furnished in connection with the solicitation of proxies by the Board of Directors of InterContinental Life Corporation (ILCO or the Company) for use at the Annual Meeting of Shareholders to be held May 21, 1996, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by the Company. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of the Company's stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to Shareholders is April 19, 1996.

               A copy of the Annual Report to Shareholders for the year ended December 31, 1995, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

               A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, including Financial Statements and Financial Statement Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, InterContinental Life Corporation, 701 Brazos, Austin Centre, Austin, Texas 78701.

               Only Shareholders of record on the books of the Company at the close of business on March 29, 1996, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 4,181,329 shares of common stock, $.22 par value, of the Company. Shareholders of the Company are entitled to one vote for each share held of record at the close of business on the Record Date. The proxy is revokable at any time prior to the exercise thereof at the meeting by written notice filed with the Secretary of the Company or by delivery of a later proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with specifications therein. Proxies submitted without specification will be voted to elect the nominees for directors named herein.

                                ELECTION OF DIRECTORS

               The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

               The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them, as of March 20, 1996, are set forth below. The information is based on information received from the Directors.

                                Principal Occupation and           Director
          Name           Age    Other Information                    Since

          Joseph F.       57    Vice  President  and  Director of  the 1991
          Crowe, FSA            Company   since   May   1991.     Vice
                                President  and  Director of  Financial
                                Industries Corporation  since February
                                1992.    Executive Vice  President and
                                Director  of Investors  Life Insurance
                                Company    of   North    America   and
                                InterContinental     Life    Insurance
                                Company since June  1991.    Executive
                                Vice President and Director of  Family
                                Life  Insurance Company  (a subsidiary
                                of  Financial  Industries Corporation)
                                since   June 1991 and   Investors Life
                                Insurance  Company  of  Indiana  since
                                February 1995.  From December  1986 to
                                March  1991, Executive  Vice President
                                of    Personal   Financial    Security
                                Division  of  Aetna  Life  &  Casualty
                                Company.

          Theodore A.     56    Vice  President  of the  Company since 1991
          Fleron, Esq.          May 1992.   Assistant Secretary  since
                                June  1990.    Senior Vice  President,
                                General  Counsel,  Assistant Secretary
                                and   Director   of   Investors   Life
                                Insurance Company of North America and
                                InterContinental     Life    Insurance
                                Company since July 1992  and Investors
                                Life  Insurance   Company  of  Indiana
                                since  June 1995.     General Counsel,
                                Assistant  Secretary  and Director  of
                                Investors  Life  Insurance Company  of
                                North  America  and   InterContinental
                                Life  Insurance  Company from  January
                                1989 to July 1992.

          W. Lewis        63    Dentist  practicing   in  San  Marcos, 1988
          Gilcrease, DDS        Texas.       Director   of   Financial
                                Industries  Corporation  from 1979  to
                                July 1991.

          James M. Grace, 52    Director since 1984 and Vice President 1984
          CPA                   and  Treasurer  since   1985  of   the
                                Company.  Vice  President,  Secretary,
                                Treasurer  and  Director of  Financial
                                Industries  Corporation   since  1976.
                                Executive  Vice  President,  Treasurer
                                and Director  of InterContinental Life
                                Insurance  Company and  Investors Life
                                Insurance  Company  of  North  America
                                since  1989,   Family  Life  Insurance
                                Company since June 1991  and Investors
                                Life  Insurance   Company  of  Indiana
                                since February 1995.

          Roger H. Hamm   51    Executive Vice  President and Director 1995
                                of Investors Life Insurance Company of
                                Indiana,   Investors  Life   Insurance
                                Company  of North America   and Family
                                Life  Insurance  Company since  August
                                1995.  Vice President  and Director of
                                Financial  Industries Corporation  and
                                the  Company  since   September  1995.
                                Executive     Vice    President     of
                                InterContinental     Life    Insurance
                                Company  since  August  1995.     Vice
                                President  of  Aetna  Life &  Casualty
                                Company from 1972 to 1995.

          Richard A.      63    Certified   Public    Accountant   and 1981
          Kosson, CPA           partner in the firm of Manheim, Kosson
                                & Novick in Millburn, New Jersey.

          Roy F. Mitte    64    Chairman of the  Board, President  and 1984
                                Chief Executive Officer  of FIC  since
                                1976.      Chairman   of  the   Board,
                                President and  Chief Executive Officer
                                of  ILCO   and  InterContinental  Life
                                Insurance Company since 1985. Chairman
                                of  the  Board,  President  and  Chief
                                Executive  Officer  of Investors  Life
                                Insurance  Company  of  North  America
                                since  1988,   Family  Life  Insurance
                                Company since June 1991  and Investors
                                Life  Insurance   Company  of  Indiana
                                since  February  1995.   Chairman, ILG
                                Securities Corporation since 1988.

          Eugene E.       53    Vice  President  of the  Company since 1989
          Payne, Ph.D.          1988 and Secretary and  Director since
                                1989.  Vice  President and Director of
                                Financial Industries Corporation since
                                February    1992.    Executive    Vice
                                President and Director since  1988 and
                                Secretary since 1989 of Investors Life
                                Insurance  Company  of North  America.
                                Executive  Vice  President since  1988
                                and Secretary  and Director since 1989
                                of  InterContinental  Life   Insurance
                                Company.    Executive Vice  President,
                                Secretary and Director of  Family Life
                                Insurance Company since June  1991 and
                                Investors  Life  Insurance Company  of
                                Indiana since February 1995.

          Thomas C.       54    Director from 1989  to February  1990, 1994
          Richmond              Senior  Vice  President since  January
                                1993  and  Vice  President from  March
                                1989 to January 1993 of Investors Life
                                Insurance Company of North America and
                                InterContinental     Life    Insurance
                                Company.   Senior  Vice President   of
                                Family  Life  Insurance Company  since
                                June 1991 and Investors Life Insurance
                                Company of Indiana since June 1995.

          Steven P.       49    Senior Vice President since April 1992 1994
          Schmitt               and   Director,  Vice   President  and
                                Assistant  Secretary   since  1989  of
                                Investors  Life  Insurance Company  of
                                North  America   and  InterContinental
                                Life Insurance Company.   Senior  Vice
                                President   since   April   1992   and
                                Director and Vice President since June
                                1991 of Family Life Insurance Company.
                                Senior Vice President and  Director of
                                Investors  Life  Insurance Company  of
                                Indiana since June 1995.

          Donald Shuman   71    Real  estate  specialist,  engaged  in 1980
                                sales  and  management of  real estate
                                for  his  own   company,  Don   Shuman
                                Associates,  a  real estate  brokerage
                                and management firm.

               Mr. Shuman was the general partner of Shuman-Carlisle Mall Associates, a partnership that owned a 400,000 square foot shopping mall located in Carlisle, Pennsylvania. In January 1993, the partnership filed a petition pursuant to Chapter 11 of the Federal Bankruptcy Code, and that bankruptcy proceeding was concluded in early 1995.

               All of the nominees named on the previous pages were elected Directors at the 1995 Annual Shareholders Meeting, except Mr. Hamm, who was appointed a Director by the Board of Directors on September 22, 1995.

                                  EXECUTIVE OFFICERS

               The following table sets forth the names and ages of the persons who have served as the Company's executive officers during 1995 together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

          Name                Age       Positions and Offices

          Roy F. Mitte        64        Chairman of the Board,
                                        President and Chief
                                        Executive Officer

          James M. Grace      52        Vice President and Treasurer

          Eugene E. Payne     53        Vice President and Secretary

          Joseph F. Crowe     57        Vice President

          Roger H. Hamm       51        Vice President

               In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive Officer, although his ability to communicate and his mobility are impaired.

          COMPLIANCE WITH SECTION  16(a) OF THE SECURITIES EXCHANGE  ACT OF
          1934

               Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from January 1, 1995 through December 31, 1995, all
          Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table presents information as of March 20, 1996 as to all persons who, to the knowledge of the Company, were beneficial owners of five percent (5%) or more of the Common Stock of the Company.

                                   Amount & Nature of       Percent of
          Name and Address         Beneficial Ownership     Class

          Financial Industries
           Corporation
          701 Brazos, Suite 1400
          Austin, Texas  78701.... 3,668,501 (1)            62.35% (6)

          Roy F. Mitte
          701 Brazos, Suite 1400
          Austin, Texas  78701.... 3,894,214 (2) (3)       64.85% (6)

          Investors Life Insurance
           Company of North America
          701 Brazos, Suite 1400
          Austin, Texas  78701....   334,960 (4)             8.01% (6)

          InterContinental Life
           Insurance Company
          701 Brazos, Suite 1400
          Austin, Texas  78701....   281,560 (5)             6.73% (6)

          (1) Includes 1,966,346 shares of the Company's stock presently owned and an option to purchase up to 1,702,155 shares of the Company's authorized but unissued Common Stock which is the balance of the option granted to Financial Industries Corporation
          (FIC) by the Company in December 1985. This option may be exercised by FIC at any time at an exercise price equal to the average bid prices of the Company's Common Stock over the six month period immediately preceding such exercise.

          (2) As of March 20, 1996, Mr. Mitte owned directly 25,000 shares of the Company's stock and had an option to purchase 121,500 shares at an exercise price of $1 per share. Mr. Mitte is also a Trustee of the Company's Employee Stock Ownership Plan, of which 65,805 unallocated shares are voted jointly by him and Mr. Grace (see Note (2), next page). Mr. Mitte, jointly with his wife, Joann, also owns 373,304 common shares of FIC which constitutes
          34.39 percent of the outstanding common stock of that company, and Mr. Mitte holds the position of Chairman, President and Chief Executive Officer of FIC.

          Since FIC holds a controlling interest in the Company, Mr. Mitte's personal holdings in the Company have been combined with the holdings of FIC in determining the amount and percentage of Mr. Mitte's beneficial ownership of the Company.

          (3) Includes 13,408 shares allocated to Mr. Mitte's account under the Employee Stock Ownership Plan.

          (4) Represents 281,560 shares owned by InterContinental Life Insurance Company (ILIC) and 53,400 shares owned by Investors Life Insurance Company of North America (Investors-NA). ILIC is a life insurance subsidiary of Investors-NA. All of these shares are treated as treasury shares.

          (5) All are directly owned by ILIC and are treated as treasury shares.

          (6) Assumes that the outstanding stock options or warrants available to other persons have not been exercised.

               The following table contains information as of March 20, 1996 as to the Common Stock of the Company beneficially owned by each Director, nominee and executive officer and by all executive officers and directors of the Company as a group. The information contained in the table has been obtained by the Company from each director and executive officer except for information known to the Company. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.

                              Amount & Nature of
          Name                Beneficial Ownership     Percent of Class

          W. Lewis Gilcrease       4,040                    *
          James M. Grace (1)     124,459(2)(3)(4)          2.95%
          Richard Kosson             200                    *
          Roy F. Mitte (1)     3,894,214(2)(4)            64.85%
          Donald Shuman              450                    *
          Eugene E. Payne (1)     51,796(3)(4)             1.23%
          Joseph F. Crowe (1)     37,541(3)(4)              *
          Theodore A. Fleron      13,162(4)(5)              *
          Thomas C. Richmond      14,528(4)(5)              *
          Steven P. Schmitt       11,837(4)(5)              *
          Roger H. Hamm              -0-                    *

          All Executive
           Officers and Direct-
           ors as a group, all
           of whom are listed
           above               4,086,422(1)(2)(3)(4)(5)   66.22%

          * Less than 1%

          (1) Is an executive officer and/or director of FIC which as of March 20, 1996, beneficially owned 3,668,501 shares of the Company's Common Stock (including option rights to purchase
          1,702,155 shares of the Company). In addition to the shareholdings of Mr. Mitte in FIC (see Note 2, prior page), Mr. Grace owns 1,120 shares of FIC Common Stock.

          (2)  379,738   shares of the  Company's Common Stock  are held by
          the  Trustees  of the  Company's  Employee  Stock Ownership  Plan
          ("ESOP") of which 65,805 shares are unallocated to any participant's account. Messrs. Grace and Mitte are the Trustees of the ESOP and are entitled to vote such unallocated shares. The ESOP participants have the right to direct the voting of shares allocated to their respective accounts. Beneficial ownership of these unallocated shares is disclaimed by Messrs. Grace and Mitte. The same 65,805 shares are included in the above table for each of Messrs. Grace and Mitte as required for technical compliance with the definition of beneficial ownership promulgated by the Securities and Exchange Commission, and are counted once for purposes of executive officers and directors as a group.

          (3) Includes 30,000 shares issuable upon exercise of options granted under the Incentive Stock Option Plan during 1987 to James M. Grace at a price of $3.54 (as adjusted) per share, and 12,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to Mr. Grace at a price of $3.33 (as adjusted) per share, all of which are currently available for exercise. Includes 20,000 shares issuable upon exercise of options granted under the Incentive Stock Option Plan and 6,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to Eugene E. Payne at a price of $3.33 (as adjusted) per share, all of which are currently available for exercise. Includes 30,000 shares issuable upon exercise of options granted under the Incentive Stock Option Plan to Joseph F. Crowe during 1991 at a price of $8.75 per share, which are currently available for exercise.

          (4) Includes shares beneficially acquired through participation in the Company's ESOP and/or the Employee Stock Purchase Plan, which are group plans for eligible employees.

          (5) Includes 6,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to each of Messrs. Fleron, Richmond and Schmitt at a price of $3.33 (as adjusted) per share, which are currently exercisable.

          COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

          Summary Compensation Table
               The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the four other persons who were serving as executive officers of the Company at the end of 1995 and received cash compensation exceeding $100,000 during 1995.

                                                      Long Term
                                                      Compensation
                                                      Awards Stock  All other
Name and Principal                                    Options       Compensa-
Position            Year Salary(1) Bonus(1) Other(2)  (Shares)      tion


Roy F. Mitte,
Chairman,
President and       1995 $286,643       -0-     -0-      -0-    $  713,513(4)
Chief Executive     1994  251,750   $576,159(3) -0-      -0-     1,376,663(5)
Officer             1993  251,750       -0-     -0-      -0-     3,237,120(6)

James M. Grace,
Vice President,     1995  195,000    10,000     -0-(7)   -0-           -0-
and Treasurer       1994  195,000     2,500     -0-      -0-           -0-
                    1993  195,000     5,000     -0-      -0-           -0-

Eugene E. Payne,    1995  195,000    10,000     -0-(8)   -0-           -0-
Vice President      1994  195,000     5,000     -0-      -0-           -0-
and Secretary       1993  195,000       -0-     -0-      -0-           -0-

Joseph F. Crowe,    1995  195,000    10,000    -0-       -0-           -0-
Vice President      1994  195,000     5,500    -0-       -0-           -0-
                    1993  195,000     3,000    -0-       -0-           -0-

Roger H. Hamm       1995   67,308       -0- 175,371(10)  -0-           -0-
Vice President (9)

          (1) The executive officers of the Company have also been executive officers of the Company's insurance subsidiaries and FIC and FIC's insurance subsidiary, Family Life. The only executive officer who has been paid compensation directly by Family Life is Mr. Mitte, who received $216,857 in salary in 1995, $251,750 in salary and $500,000 in bonus in 1994 and
          $251,700 in salary in 1993, which amounts are not included in the table above. Family Life reimbursed the Company (or, in the case of Mr. Mitte, paid Mr. Mitte directly) the following amounts as Family Life's share of these executive officers' cash compensation for 1993, 1994 and 1995: $251,700, $789,830 and
          $216,857,  respectively,  for  Mr.  Mite;  $55,750,  $70,590  and
          $88,293,  respectively,  for  Mr. Grace;  $91,650,  $126,750  and
          $79,875,  respectively,  for  Dr.  Payne;  $55,350,  $68,250  and
          $88,293, respectively, for Mr. Crowe; and $109,205 (1995 only) for Mr. Hamm.

          (2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

          (3) The Company's Compensation Committee made a recommendation to the Board of Directors, which the Board adopted, that a bonus be paid to Mr. Mitte to enable him to pay off the $650,000 loan that the Company had made to Mr. Mitte in 1989 and to reimburse him for the amount of federal income tax payable on the bonus. Since the Company and FIC have usually each paid one-half of Mr. Mitte's cash compensation, FIC's Board of Directors, acting on the recommendation of its Compensation Committee, subsequently authorized FIC to pay $500,000 of that bonus to Mr. Mitte. Therefore, the Company paid $576,159, and FIC paid $500,000, of the bonus.

          (4) In 1989, the Board of Directors granted Mr. Mitte options to purchase 600,000 shares (as adjusted for the three-for-one stock split effective February 15, 1990) of the Common Stock of the Company in equal annual installments of 150,000 shares each. Each installment was subject to the approval of the Board of Directors and is exercisable for a period of ten years from the date the options become exercisable at a price of $1.00 per share (as adjusted). The Board of Directors voted to award installments of 150,000 shares in each of 1989, 1990, 1991 and 1992. In October 1992, Mr. Mitte surrendered to the Company for cancellation options to purchase 120,000 shares. The Company and Mr. Mitte entered into a contract in 1993 providing for the cancellation in 1993 of 240,000 options for an aggregate amount of $3,237,120 and the cancellation in subsequent years of the remaining options for an aggregate amount of $3,610,240. In addition, the Company agreed to pay Mr. Mitte the amount necessary to ensure that Mr. Mitte will receive the same amount, after federal income tax, that he would have received if the options had been cancelled in
          1992.  During  1995,  Mr.   Mitte  was  paid  $836,582   for  the
          cancellation  in 1995  of  options to  purchase 50,000  shares of
          ILCO's  Common  Stock,  $156,323   for  the  federal  income  tax
          reimbursment relating to the cancellation in 1994 of options to purchase 68,500 shares and $127, 608 as the final payment relating to the cancellation in 1993 of options to purchase
          240,000 shares.    These  option  cancellation payments were made
          pursuant to the contract referred to above. FIC's Compensaation Committee made a recomendation to FIC's Board of Directors, which it adopted, that, in lieu of paying Mr. Mitte a bonus as it has in the past, FIC pay $407,000 of these option cancellation payments to Mr. Mitte, with the balance of $713,513 being paid by ILCO.

          (5) During 1994, the Company paid Mr. Mitte $997,520 for the cancellation in 1994 of options to purchase 68,500 shares of the Company's Common Stock and $379,143 for the federal income tax reimbursement relating to the cancellation in 1993 of options to purchase 240,000 shares. Both of these payments were made pursuant to the contract referred to in footnote (4).

          (6) The Company paid this amount in 1993 to Mr. Mitte for the cancellation of options to purchase 240,000 shares of the Company's Common Stock pursuant to the contract referred to in footnote (4).

          (7) Mr. Grace exercised  stock otions in 1995 to  purchase 12,000
          shares of the  Company's Common  Stock.   See "Aggregated  Option
          Exersises in 1995" below.

          (8)  Dr. Payne exercised stock options in 1995 to purchase 16,000
          shares of  the Company's  Common Stock.   See  "Aggregated Option
          Exercises in 1995" below.

          (9) Mr. Hamm became an executive officer of the Company in August
          1995.

          (10) This amount was paid as relocation assistance by the Company to Mr. Hamm in connection with his relocation from Connecticut to Austin, Texas.

          Option Grants in 1995

               The only executive officer of the Company who was granted stock options during 1995 was Roger H. Hamm, who was granted non-qualified stock options on August 14, 1995 to purchase 60,000 shares of the Company's Common Stock at $11.12 per share, which was the market price onthe date of grant. No other options were
          granted in 1995.   Mr. Hamm's options become exerciseable  in the
          following  non-cumulative   installments  of shares:  20% of  the
          shares covered by the option on the sixth anniversary of the date of grant and an additional 20% of the shares on each of the seventh, eighth, ninth, and tenth anniversaries of the date of
          grant.   The period of exercisability for each 20% installment is
          one year from the anniversary date on which such installment be-comes exercisable. To the extent the optionee does not exersise that 20% portion during the one-year period, it terminates. The last 20% installment of Mr. Hamm's options expires on August 14, 2006.

               The rules of the Securities and Exchange Commission ("SEC") require the Company to indicate the value of Mr. Hamm's options at the end of the option terms if the stock price were to appreciate annually by 5% and 10%, respectively. Since Mr. Hamm's options become exercisable in non-cumulative one-year installments of 20% each, the potential realizable value at the assumed annual rates of 5% and 10% of stock price appreciation are set forth in the following table at the end of each of those five one-year periods:

                                              5%                       10%

          August 14, 2002                $  54,360                 $ 126,597
          August 14, 2003                   63,750                   152,600
          August 14, 2004                   73,609                   181,204
          August 14, 2005                   83,962                   212,668
          August 14, 2006                   94,832                   247,279
             Total                       $ 370,513                 $ 920,348

               Therefore, if the price of the Company's Common Stock increased 5% annually during the eleven-year term of Mr. Hamm's options and if Mr. Hamm exercised all of his options at the end of each of the five year periods that they are exercisable, the total potential realizable value of his stock options would be $370,513. If the annual rate of appreciation were 10% under those same assumptions, the total potential realizable values would be $920,348. These potential realizable values are presented in an effort to comply with the SEC's rules and are not intended to forecast future appreciation, if any, in the Company's Common Stock.

          Aggregated Option Exercises in 1995

               The following table sets forth information concerning each exercise of stock options during 1995 by each of the executive officers of the Company.

                              Shares Acquired               Value
          Name                On Exercise (#)               Realized($)

          James M. Grace          12,000                    $ 90,540
          Eugene E. Payne         16,000                     134,220

          Aggregated Stock Option Values

               The following table sets forth information with respect to the unexercised options held by the executive officers of the Company.

                                                 Value of Unexercised In-
                  Number of Unexercised Options  the Money Options at
                  Held at December 31, 1995      December 31, 1995
    Name          Exercisable     Unexercisable  Exercisable   Unexercisable

    Roy F. Mitte    121,500            -0-        $1,862,000 (1) $   -0-
    James M. Grace   42,000          36,000          389,340 (2)  339,120 (2)
    Eugene E. Payne  26,000          18,000          244,920 (2)  169,560 (2)
    Joseph F. Crowe  30,000          30,000          120,000 (2)  120,000 (2)
    Roger H.Hamm        -0-          60,000              -0-       97,800 (2)

          (1) Represents the amount that the Company has agreed to pay for cancellation of Mr. Mitte's options after 1995.

          (2) Based on the closing price of the Company's Common Stock on NASDAQ on December 29, 1995 ($12.75).

          Pension Plan Table
               The following table sets forth estimated annual pension benefits payable upon retirement at age of 65 under the Company's noncontributory defined benefit plan ("Pension Plan") to an employee in the final pay and years of service classifications indicated, assuming a straight life annuity form of benefit. The amounts shown in the table do not reflect the reduction related to Social Security benefits referred to below.

                                   Years of Service

          Remuneration           15        20      25     30 or more

          $125,000            $31,250   $41,667  $52,083  $62,500
           150,000             37,500    50,000   62,498   75,000
           175,000             43,750    58,333   72,914   87,500
           200,000             50,000    66,667   83,330  100,000

          The normal retirement benefit provided under the Pension Plan is equal to 1-2/3% of final average eligible earnings less 3/4% of the participant's Social Security covered compensation multiplied by the number of years of credited service (up to 30 years). The compensation used in determining benefits under the Pension Plan is the highest average earnings received in any five consecutive full-calendar years during the last ten full-calendar years before the participant's retirement date. The maximum amount of annual salary and bonus that can be used in determining benefits under the Pension Plan is $200,000 for any year prior to 1994 and is $150,000 for 1994 and each subsequent year.

               The annual eligible earnings for 1995 only covered by the Pension Plan (salary and bonus up to $150,000) with respect to the individuals reported in the Summary Compensation Table were as follows, with their respective years of credited service under the Pension Plan at December 31, 1995 being shown in parentheses:
          Mr. Mitte, $150,000 (8 years), Mr. Grace, $150,000 (8 years), Dr.
          Payne, $150,000 (7 years) and Mr. Crowe, $150,000 (5 years).

          Directors' Compensation
               Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person. In the case of telephonic meetings of the Board, non-employee directors who participate in such telephonic meetings are compensated $500 for such a meeting. Directors who participate via telephone in a regular or special meeting which is held by other than conference telephone are not entitled to a fee for such meeting.

               Non-employee directors serving on committees of the Board are compensated in the amount of $500 for each committee meeting they attend whether such participation is in person or by telephone, provided that the committee meeting is held on a day other than that on which the Board meets.

          Members of Compensation Committee
               W. Lewis Gilcrease, Donald Shuman and Richard A. Kosson are the members of the Company's Compensation Committee, which makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation.

          Compensation Committee Interlocks and Insider Participation
               Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and FIC. He also determines the compensation of all executive officers of FIC, other than the Chief Executive Officer.

          Reports on Executive Compensation
               The following report and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          Chief Executive Officer's Report
               The following report is made by the Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

               The goal of the Company's executive compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measures are considered in making annual executive compensation decisions, no formulas, preestablished target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

               The Company's compensation program consists of cash compensation, long-term equity-based compensation in the form of stock options and interests in the Employees Stock Ownership Plan ("ESOP") and various other benefits, including medical and pension plans generally available to employees of the Company. The objectives of the stock option plans and the ESOP are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term ownership position in the Company's Common Stock. This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the long-term interests of those employees are aligned with those of the shareholders.

               Under the Company's Incentive Stock Option Plan, options to purchase shares of the Company's Common Stock at 100% of fair market value on the date of grant have been granted to executive officers and other key employees. At December 31, 1995, options to acquire 81,500 shares were outstanding, of which options to purchase 80,000 shares are held by executive officers. Under the Company's Non-Qualified Stock Option Plan, options to buy Company's Common Stock at 100% of the fair market value on the date of grant but in no event less than $3.33 per share can be granted to officers, directors, agents and others. At December 31, 1995, options to purchase 312,000 shares were outstanding, of which options to buy 162,000 shares were held by executive officers. The Company's Board of Directors administers both plans. Options were granted in 1988, 1991 and 1995. No options were granted in 1992, 1993 or 1994, and no further options can be granted under the Incentive Stock Option Plan.

               The Company's ESOP is a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of the Company's contributions are made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. The assets of the ESOP consist of 379,738 shares of the Company's Common Stock, of which 40,767 shares are allocated to the accounts of executive officers and 273,165 shares are allocated to the other participants.

               The Company provides medical and pension benefits to the executive officers that are generally available to employees. In addition, executive officers may participate in the Company's Savings and Investment Plan (401K Plan). Although the Company does not make contributions to the plan, eligible employees may make contributions to the plan on a tax-deferred basis.

               The foregoing report has been furnished by Roy F. Mitte.

          Compensation Committee's Report
               The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. The Committee's recommendation regarding the Chief Executive Officer's 1995 compensation was made to and adopted by the Board on June 10, 1995..

               The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance. Although the Committee believed that an increase in the Chief Executive Officer's annual base compensation in 1995 would have been justified, it accepted his request that his annual base compensation for 1995 remain the same as it was in 1994.

               Since the Chief Executive Officer's 1995 compensation is not based on any particular measures of the Company's performance, such as sales, earnings or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1995. Nevertheless, the Committee does believe that it is noteworthy that the Company completed in 1995 the acquisition of Investors Life Insurance Company of Indiana, the Company's
          largest life insurance subsidiary during 1995 acquired Bridgepoint Office Square and entered into a contract to sell the Austin Centre, and the Company's net income for 1995 was $10,714,000 ($2.11 per share) compared to net income in 1994 of $9,917,000 ($1.93 per share).

               The  foregoing report  is submitted  by W.  Lewis Gilcrease,
          Richard  A.   Kosson  and  Donald  Shuman,  the  members  of  the
          Compensation Committee.

          Performance Graph
               The graph and table below compare the cumulative total shareholder return on the Company's Common Stock for the last five calendar years with the cumulative total return on the Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq over the same period
          (assuming the investment on December 31, 1990 of $100 in the Company's Common Stock, The Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq and the reinvestment of all dividends).

          [The graph that appears in the paper version of this proxy statement presents the information set forth in the table below.]

                 12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95
The Company (1)    $100      $115      $173      $190      $145      $190
The Nasdaq Stock
 Market (US)       $100      $161      $187      $215      $210      $297
Index of Nasdaq
 Life Insurance
 Stocks (2)        $100      $139      $192      $230      $199      $298

          (1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

          (2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (56 issues traded during that period, of which, 30 issues were traded on December 29, 1995). These peer companies were selected by the Company on a line-of-business basis.

          Employments Agreements and Change in Control Arrangements
               The terms and conditions of employment agreements that the Company would enter into upon the occurrence of certain events that result in the agreements taking effect were approved by the Board of Directors with respect to Messrs. Grace, Payne and Crowe in 1991 and Mr. Hamm in 1995. Each agreement would include two independent provisions with respect to the effective date and the term of each agreement. First, the term of the agreement would begin on the earlier of (i) the date of retirement (early, normal or deferred) of Roy F. Mitte from his position as Chairman, President and Chief Executive Officer of the Company or
          (ii) the date of death or disability of Mr. Mitte, and would terminate on the last day of the twelfth month next following the commencement date of the term of the agreement, unless extended upon mutually acceptable terms.

               Independently, the term of the agreement would commence upon the date that any person who is not currently a control person with respect to the Company acquires, or enters into an agreement to acquire, control of the Company, directly or indirectly, and would end on the last day of the twelfth month next following the date on which the employee receives notice of the termination of his employment with the Company or the life insurance subsidiaries of the Company.

               During the term of the agreement, the employee would be entitled to perform all of the duties of the position or positions held by the employee with the Company and all the subsidiaries of the Company on the date immediately preceding the commencement date of the term of the agreement.

               During the term of the agreement, the employee would be entitled to an annual rate of compensation which is not less than the annual rate of compensation in effect as of the date immediately preceding the commencement date of the term of the agreement. During the term of the agreement, the employee would be entitled to participate in and benefit from all employee benefit plans and other fringe benefits on the same basis as such plans and benefits are made available to other executive personnel of the Company.

               The agreement may be terminated by the Company only in the event that the employee is guilty of theft of property of the Company or commits a wrongful act which has a material adverse effect upon the business of the Company and with respect to which the employee would not be entitled to indemnification under the provisions of the Bylaws of the Company in effect as of the commencement date of the term of the agreement. The employee may terminate the agreement upon thirty days advance written notice to the Company.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

               The obligations of the Company under its Senior Loan are guaranteed by FIC. FIC presently owns 1,966,346 shares of the company's common Stock, constituting 47.03% of such shares outstanding, and holds options to acquire an additional 1,702,155 shares at the average bid price of such shares during the six-month period preceding the date of any such purchase. In the event that such options were to be fully exercised, the total number of the Company's shares owned by FIC would constitute 62.35% of the outstanding shares of the Company's Common Stock.

               In May 1989, the Board of Directors of ILCO granted Roy F. Mitte the right to borrow up to $650,000 from ILCO to be used solely for the purchase of FIC common stock pursuant to Mr. Mitte's then existing options. A principal purpose of said loan was to enable Mr. Mitte to maintain his equity position in FIC, as required under the terms of the lending agreements entered into in connection with the purchase of the Investors Life Companies. Said loan, which was exercised on June 1, 1989, carried no interest and was repayable in five years. The loan was paid in full in 1994. See "Compensation of Executive Officers and Directors".

               When it acquired Austin Centre, Investors-NA leased the hotel to FIC Realty Services, Inc. ("FIC Realty"), a subsidiary of FIC, pursuant to which FIC Realty pays monthly rent to Investors-NA in an amount equal to 95% of the net operating profits of the hotel for the preceding month (excess of all hotel revenues over all hotel expenses, including insurance, utilities and property taxes). Any net operating loss for a month is carried forward and deducted from the net operating profit for the next month that has such a profit. During 1995, FIC Realty paid $1,991,356 of rent to Investors-NA pursuant to this lease. FIC Realty has delegated the management of the hotel to an unrelated third party pursuant to a management agreement, but FIC Realty bears most of the economic risks in operating the hotel. As an inducement to FIC Realty's agreeing to bear those risks, Investors-NA has agreed to provide funds to pay expenses in operating the hotel to the extent that the cash flow from such operations is not sufficient to do so.

               Alcoholic beverages had been sold at the hotel by an unrelated third party pursuant to a lease it had with FIC Realty until September 30, 1994. Commencing October 1, 1994, all alcoholic beverage sales have been conducted by Atrium Beverage Corporation ("Atrium Beverage"), a new subsidiary of FIC Realty. Atrium Beverage subleases from FIC Realty space in the hotel for the storage, service and sale of alcoholic beverages pursuant to which Atrium Beverage pays monthly rent to FIC Realty of $12,500. The sublease provides that the rent paid during each calendar year will be reduced to the extent necessary to insure that Atrium Beverage's net operating profit from alcoholic beverages sales is not less than 5% of its gross receipts from such sales. Atrium Beverage and FIC Realty are also parties to a management agreement whereby FIC Realty manages Atrium Beverage's alcoholic beverage operations at the hotel for a monthly fee equal to 28% of the gross receipts from alcoholic beverages sales. During 1995, Atrium Beverage paid FIC Realty rent and management fees totalling $319,815. All of that amount was included in the hotel revenues of FIC Realty for purposes of determining its net operating profits under the hotel lease agreement with Investors-NA.

               Investors-NA entered into a management agreement in September 1991 with FIC Property Management, Inc. ("FIC Management"), a subsidiary of FIC, whereby it appointed FIC Management to manage, lease and operate the office tower, retail areas, underground parking garage and common areas of Austin Centre. FIC Management is paid fees in an amount equal to 5% of the net operating profit that Investors-NA receives from the properties managed and leased by FIC Management. During 1995, Investors-NA paid $130,760 of fees to FIC Management under this agreement.

               As part of the financing arrangement for the acquisition of Family Life Insurance Company, Family Life Corporation ("FLC"), a subsidiary of FIC, entered into a senior loan agreement under which $50 million was provided by a group of banks. The balance of the financing consisted of a $30 million subordinated note issued by FLC to Merrill Lynch Insurance Group, Inc. ("Merrill Lynch") and $14 million borrowed by another subsidiary of FIC from an affiliate of Merrill Lynch and evidenced by a senior subordinated note in the principal amount of $12 million and a junior subordinated note in the principal amount of $2 million and $25 million lent by two insurance company subsidiaries of ILCO. The latter amount was represented by a $22.5 million loan from Investors-NA to FLC and a $2.5 million loan provided directly to FIC by Investors-NA. In addition to the interest provided under those loans, Investors-NA was granted by FIC nontransferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share, equivalent to the then current market price, subject to adjustment to prevent dilution. The options will expire on June 12, 1998 if not previously exercised.

               On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. $38 million plus accrued interest was paid to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993.

               The primary source of the funds used to prepay the subordinated debt was new subordinated loans totalling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

               The Company believes that this restructuring of subordinated debt should enhance the value of the loans that Investors-NA has made to FIC's subsidiaries and the options it holds to purchase FIC's stock.

               The Company reimbursed FIC for rental expenses and certain other operating expenses incurred during 1995 on behalf of the Company. The amount of such reimbursement was approximately $830,000.

               Pursuant to a data processing agreement with a major service company, the data processing needs of ILCO's and FIC's insurance subsidiaries were provided by an offsite third party until November 30, 1994. Commencing December 1, 1994, all of those data processing needs are provided to ILCO's and FIC's Austin, Texas and Seattle, Washington facilities by FIC Computer Services, Inc. ("FIC Computer"), a new subsidiary of FIC. Each of FIC's and ILCO's insurance subsidiaries has entered into a data processing agreement with FIC Computer whereby FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. The Company's insurance subsidiaries paid $1,655,486 and Family Life paid $779,052 to FIC Computer for data processing services provided during 1995.

               In 1995, Investors-NA entered into a reinsurance agreement with Family Life pertaining to universal life insurance written by Family Life. The reinsuranc eagreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

               Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies and Secretary of FIC, and Messrs. Payne and Crowe serve as Vice Presidents and Directors of both companies. Mr. Roy Mitte holds beneficial ownership of 34.39% of the outstanding shares of FIC (see "Security Ownership of Certain Beneficial Owners and Management").

                    RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

               The Company's accounting firm for the current year is Price Waterhouse LLP. Representatives of Price Waterhouse LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.

                               BOARD AND COMMITTEES

               The Board of Directors met formally three times during 1995. All directors attended all of the Board meetings.

               Members of the Nominating Committee are: Roy F. Mitte, Eugene E. Payne and James M. Grace. The Nominating Committee makes recommendations to the Board of Directors with respect to vacancies and as to additions to the Board of Directors. The Nominating Committee will consider nominees recommended by Shareholders. All such nominations must be submitted in writing to the Nominating Committee no later than December 31, 1996. The Nominating Committee held one meeting in 1995.

               The members of the Audit Committee are: Joseph F. Crowe, Richard A. Kosson, Eugene E. Payne and Steven P. Schmitt. The Audit Committee reviews the financial statements and the results of the Company's annual independent audit. The Audit Committee did not meet on a formal basis in 1995.

               The members  of the  Compensation Committee  are:   W. Lewis
          Gilcrease, Richard A. Kosson and Donald Shuman. The Compensation Committee held one meeting during 1995.

                             SHAREHOLDER PROPOSALS

               It is contemplated by the management of the Company that the next Annual Meeting of the Shareholders of the Company will be held on or about May 20, 1997. Accordingly, all proposals of security holders intended to be submitted by the Company for inclusion in the Proxy Statement and Form of Proxy relating to the meeting must by received by the Company no later than December 31, 1996 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                                OTHER MATTERS

               As of the date of this Proxy Statement, management does not know of any other matters which will be presented to the Shareholders at the Annual Meeting. However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgment in the interest of the Company.

                                                  By Order of the  Board of
                                                  Directors
                                                  InterContinental Life
                                                  Corporation

                                                  Eugene E. Payne
                                                  Secretary
          April 19, 1996

                          InterContinental Life Corporation
                                      P R O X Y
                     Annual Meeting of Shareholders, May 21, 1996

            This Proxy is Solicited on Behalf of the Board of Directors of
                          InterContinental Life Corporation

               Roy F. Mitte and James Grace, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present at the Annual Meeting of Shareholders of InterContinental Life Corporation to be held on Tuesday, May 21, 1996 or at any postponements or adjournments thereof, as indicated on the reverse side of this card.

               THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL CONSTITUTE AUTHORIZATION TO VOTE THE UNDERSIGNED'S SHARES FOR THE ELECTION OF NOMINEES FOR DIRECTOR WHOSE NAMES ARE LISTED ON THE REVERSE. It will be voted on other business matters which may properly be brought before the meeting in accordance with the best judgment of the proxies.

            The Board of Directors recommends a vote "FOR" on all matters set forth in this proxy.

                               (Continued and to be signed on reverse side)

          Please mark boxes [ ] or [X] in blue or black ink.

          1. ELECTION OF DIRECTORS [ ] FOR all  [ ] WITHHOLD    [ ] EXCEPTIONS
                                       nominees     AUTHORITY
                                       listed       to vote for
                                       below        all nominees
                                                    listed below

                    Nominees: J.  Crowe, T. Fleron, L. Gilcrease, J. Grace,
                              R. Hamm, R. Kosson, R. Mitte, E. Payne, T. Richmond, S. Schmitt, D. Shuman

               INSTRUCTIONS:  To  withhold   authority  to  vote   for  any
                              individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.

          2. In their discretion, the proxies are authorized to vote upon such other matters which may properly come before the meeting or at any postponements or adjournments thereof.

                                             Address Change and/or  [ ]
                                             Comments Mark Here

                                        In the  case  of  joint  or  common
                                        ownership, each owner should sign.

                                        Dated:                       , 1996

                                                    Signature

                                              Signature if held jointly

          Please Mark, Sign, Date and Return This Proxy Card Promptly Using the Enclosed Envelope.